FORM 8-A12g

                  Securities and Exchange Commission
                        Washington, D.C. 20549

           For registration of certain classes of securities
                pursuant to section 12(b) or (g) of the
                    Securities Exchange Act of 1934

                              XXYY, Inc.
               ----------------------------------------
        (Exact name of registrant as specified in its charter)

Nevada
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(State of incorporation                    (I.R.S.
                                           Employer
or organization)                           Identification
                                           No.)

7641 E. Grey Rd., Suite G, Scottsdale, AZ  85260
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(Address of principal executive offices)   (Zip Code)

Securities  to be registered' pursuant to Section 12(b)  of  the  Act:
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: (if applicable)

                      Common Stock, no par value
            ----------------------------------------------
                           (Title of class)

                Redeemable Convertible Preferred Stock
            ----------------------------------------------
                           (Title of class)

                   Warrants to Purchase Common Stock
            ----------------------------------------------
                           (Title of class)
       Information required in registration statement
     Item 1. Description of Registrant's Securities to be
     Registered.

A.   Description of New Diagnostic Securities

Diagnostic International, Inc. (Nevada, "New Diagnostic") is the successor company to Diagnostic International, Inc., which, along with (AABB Corp., XXYY Corp., Reeves Corp., DII Sub, and Great Southwest Chili Farm, Inc. (collectively the "Coproponents") filed a petition for relief under Chapter 11 of the United Staes Bankruptcy Code on October 13, 1997. Pursuant to the Debtor's Modified Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, as amended (the "Plan"), as of the Effective Date (as defined below), Diagnostic International, Inc. and AABB, Inc., XXYY, Inc., Reeves, Corp., DII Manufacturing, Inc. and Great Southwest Chili Company, Inc. (the successor companies to the Coproponents) issued shares of common stock, $0.001 par value per share ("New Diagnostic Common Stock"), and warrants to purchase New Diagnostic Common Stock (the "New Diagnostic Warrants"), each such New Diagnostic Warrant representing the right to purchase one share of New Diagnostic Common Stock. The following summarizes the material provisions of the New Diagnostic Common Stock, the New Diagnostic Warrants, the Restated Certificate of Incorporation and the By-Laws of New Diagnostic which will be adopted pursuant to the Plan. These statements do not purport to be complete and are qualified in their entirety by reference to the full text of, and are subject to the detailed provisions of, the Order Confirming the Plan of Reorganization, the Articles of Incorporation and By-Laws of New Diagnostic, each of which is filed as an exhibit. The Court entered the Order Confirming the Plan of Reorganization on May 25, 1999. On June 5, 1999 the Prepackaged Plan became effective (the "Effective Date").

Definitions Pursuant to the Modified Plan of Reorganization

New Common Stock - the common stock of the New Diagnostic

Diagnostic Unit - the unit created by Diagnostic consists of the following: one share of New Common Stock of the New Diagnostic; one warrant to purchase one share of New Common Stock of the New Diagnostic at a price of fifty percent of the preceding thirty days average bid which expired two years from the Effective Date ("A Warrant"); one warrant to purchase one share of New Common Stock of the New Diagnostic at a price sixty percent of the preceding thirty days average bid, which will expire three years from the Effective Date; one warrant to purchase one share of New Common Stock of the New Diagnostic at a price of seventy-five percent of the preceding thirty days average bid, which will expire four years from the Effective Date. Each Diagnostic A Warrant, B Warrant and C Warrant shall be callable by Diagnostic at anytime. Each share or warrant comprising part of a Diagnostic Unit may be traded independently.

Great Southwest Chili Farm ("GSWCF") Unit - the unit created by Diagnostic consists of the following: one share of common stock of GSWCF; one warrant to purchase one share of common stock of GSWCF at a price of fifty percent of the preceding thirty days average bid which expired two years from the Effective Date ("A Warrant"); one warrant to purchase one share of common stock of GSWCF at a price of sixty percent of the preceding thirty days average bid, which will expire three years from the Effective Date; one warrant to purchase one share of common stock of GSWCF at a price seventy-five percent of the preceding thirty days average bid, which will expire four years from the Effective Date. Each such A Warrant, B Warrant and C Warrant shall be callable by GSWCF at anytime. Each share or warrant comprising part of a GSWCF Unit may be traded independently.

XXYY Unit - the unit created by Diagnostic consists of the following: one share of common stock of XXYY Corp.; one warrant to purchase one share of common stock of XXYY Corp., at a price of fifty percent of the preceding thirty days average bid which expired two years from the Effective Date ("A Warrant"); one warrant to purchase one share of common stock of XXYY Corp., at a price of sixty percent of the preceding thirty days average bid, which will expire three years from the Effective Date; one warrant to purchase one share of common stock of XXYY Corp., at a price of seventy-five percent of the preceding thirty days average bid which will expire four years from the Effective Date. Each such A Warrant, B Warrant and C Warrant shall be callable by XXYY Corp., at anytime. Each share or warrant comprising part of an XXYY Unit may be traded independently.

AABB Unit - the unit created by Diagnostic consists of the following: one share of common stock of AABB Corp.; one warrant to purchase one share of common stock of AABB Corp. at a price of fifty percent of the preceding thirty days average bid which expired two years from the Effective Date ("A Warrant"); one warrant to purchase one share of common stock of AABB Corp. at a price of sixty percent of the preceding thirty days average bid, which will expire three years from the Effective Date; one warrant to purchase one share of common stock of AABB Corp. at a price of seventy-five percent of the preceding thirty days average bid, which will expire four years from the Effective Date. Each such A Warrant, B Warrant and C Warrant shall be callable by AABB Corp. at anytime. Each share or warrant comprising part of an AABB Unit may be traded independently.

DII Sub Unit - the unit created by Diagnostic consists of the following: one share of common stock of DII Sub; one warrant to purchase one share of common stock of DII Sub at a price of fifty percent of the preceding thirty days average bid which expired two years from the Effective Date ("A Warrant"); one warrant to purchase one share of common stock of DII Sub at a price of sixty percent of the preceding thirty days average bid, which will expire three years from the Effective Date; one warrant to purchase one share of common stock of DII Sub at a price of seventy-five percent of the preceding thirty days average bid, which will expire four years from the Effective Date. Each such A Warrant, B Warrant and C Warrant shall be callable by DII Sub at anytime. Each share or warrant comprising part of an DII Sub Unit may be traded independently.

Reeves Corp Unit - the unit created by Diagnostic consists of the following: one share of common stock of Reeves Corp; one warrant to purchase one share of common stock of Reeves Corp at a price of fifty percent of the preceding thirty days average bid which will expire two years from the Effective Date ("A Warrant"); one warrant to purchase one share of common stock of Reeves Corp at a price of sixty percent of the preceding thirty days average bid, which will expire three years from the Effective Date; one warrant to purchase one share of common stock of Reeves Corp at a price of seventy-five percent of the preceding thirty days average bid, which will expire four years from the Effective Date. Each such A Warrant, B Warrant and C Warrant shall be callable by Reeves Corp at anytime. Each share or warrant comprising part of an Reeves Corp Unit may be traded independently.

1.   Common Stock.

     Diagnostic International, Inc. ("Diagnostic") issued shares of New Common Stock of New Diagnostic and issued a portion of the shares of GSWCF, XXYY Corp., AABB Corp., DII Sub and Reeves Corp. (collectively "Affiliates"), in different ratios to each Class of Claims and Interests. These share are deemed to be fully paid and non-assessable and is entitled to one vote each.

     Diagnostic distributed the certificates comprising the Diagnostic Units, GSWCF Units, XXYY Corp Units, AABB Corp Units and DII Sub Units. The Reeves Group distributed the certificates comprising the Reeves Corp Units. Diagnostic International is authorized to distribute the common stock and warrants of the other Affiliates and the Reeves Group is authorized to distribute the certificates relating the Reeves Corp Units.

     Diagnostic's best estimates on the number and percentages of units to be distributed to each Class are based upon the dollar amounts of claims Diagnostic believes to be in those classes, the aggregate amount of stock in Diagnostic at the time of filing the Modified Plan and the Global Settlement Agreement. Diagnostic estimates the distribution to the different classes in the following ratios:

     a.   Diagnostic Units:  1,000,000 total units

          1)   Marathon  Investments,  Inc.,  shall  receive
               440,000 units.
          2)   Quantum  Incorporated  shall  receive  70,000
               units.
          3)   The   Class  of  Unsecured  Creditors   shall
               receive 140,000 units.
          4) The Class of Allowed Equity Interest Holders shall receive 250,000 units.
          5)   Don Bankston shall receive 100,000 units.

     b.   GSWCF Units:  1,000,000 units.

          1)   Marathon  Investments,  Inc.,  shall  receive
               580,000 GSWCF units.
          2)   Quantum  Incorporated shall  receive  200,000
               GSWCF units.
          3)   The   Class  of  Unsecured  Creditors   shall
               receive 140,000 GSWCF units.
          4) The Class of Allowed Equity Interest Holders shall receive 120,000 GSWCF units.
          5) Don Bankston shall receive 100,000 GSWCF units.

     c.   XXYY Units:  1,000,000 total units

          1)   Marathon  Investments,  Inc.,  shall  receive
               300,000 XXYY units.
          2)   Quantum  Incorporated shall  receive  480,000
               XXYY units.
          3)   The   Class  of  Unsecured  Creditors   shall
               receive 90,000 XXYY units.
          4) The Class of Allowed Equity Interest Holders shall receive 130,000 XXYY units.

     d.   AABB Units:  1,000,000 Units.

          1)    Marathon  Investments, Inc.,  shall  receive
          300,000 XXYY units.
          2)    Quantum  Incorporated shall receive  480,000
          XXYY units.
          3)   The   Class  of  Unsecured  Creditors   shall
               receive 100,000 XXYY units.
          4) The Class of Allowed Equity Interest Holders shall receive 120,000 XXYY units.

     e.   DII Sub Units:  1,000,000 Units.

          1)   The   Class  of  Unsecured  Creditors   shall
               receive 50,000 DII Sub Units.
          2) The Class of Allowed Equity Interest Holders shall receive 200,000 DII Sub Units.
          3)   750,000  DII  Sub Units shall be issued  into
               the name of Diagnostic.
          4)   The   Class  of  Unsecured  Creditors   shall
               receive 140,000 DII Sub units.

     f.   Reeves Corp. Units:  5,000,000 total units.

          1) The Class of the Reeves Group shall receive 2,550,000 Reeves Corp. Units.
          2) The Class of Allowed Equity Interest Holders, with the exception of Don Bankston, Marathon Investments, Inc., Quantum Incorporated,
               Bankston Electric Company and Monarch Investments, Inc., shall receive 2,450,000 Reeves Corp Units.

2.   Redeemable Convertible Preferred Stock.

Upon  the  issuance  of  such  shares  in  cancellation   of
indebtedness,  all of the shares will be duly issued,  fully
paid  and  non-assessable  and  shall  be  subject  to   the
following:

     a.    The  value  of  each share shall  be  One  Dollar
     ($1.00) and the payment of indebtedness shall be based thereon.

     b. Holders shall receive five percent annually of the aggregate face value of all such shares held by Holders of Preferred Stock.

     c. The shares are redeemable by Diagnostic for a period of five years at one hundred Twenty-Five percent of face value. Any interest earned and not paid will also be paid at the time of redemption.

     d. Holders have the option of converting shares of Preferred Stock on a basis of one share of New Common
     Stock for each share of Preferred Stock.

     e. Holders of Preferred Stock shall have the right to have one (1) vote for each share of Preferred Stock.

3.   Warrants.

The New Diagnostic shall issue Class A, Class B and Class  C
Warrants in New Diagnostic and Affiliates to creditors and equity interest holders, as defined as follows:

     a.   Class A - Common Stock Warrants.

     Each Class A Warrant issued as part of a Diagnostic or Affiliate Unit entitles the holder to purchase one share of the company related to that unit at a price of fifty percent of the preceding thirty days average bid, and will expire two years from the date all orders necessary to confirmation of the Modified Plan become Final Orders ("Effective Date").

     b.   Class B - Common Stock Warrants.

     Each Class B Warrant issued as part of a Diagnostic or Affiliate Unit entitles the holder to purchase one share of the company related to that unit at a price of seventy-five percent of the preceding thirty days' average bid, and will expire three years from the Effective Date.

     c.   Class C - Common Stock Warrants.

     Each Class C Warrant issued as a part of a Diagnostic or Affiliate Unit entitles the holder to purchase one share of the company related to that unit at a price of seventy-five percent of the preceding thirty days' average bid, and will expire four years from the Effective Date.

     Each Class C Warrant shall be callable by Diagnostic or Affiliates at anytime.

4.   Dividends

No Dividends have been paid by Diagnostic. The declaration of any future cash or stock dividends will be made at the discretion of New Diagnostic's Board of Directors.

It is anticipated that any income received will be devoted to Diagnostic's future operations. Diagnostic does not anticipate the payment of cash dividends on the common stock in the foreseeable future, and any decision to pay dividends will depend on Diagnostic's profitability, funds legally available therefore and other factors.

Item 2. Exhibits.

Exhibit             Title

2.1                 Debtor's Modified Plan of Reorganization

2.2                 Order Confirming Plan of Reorganization

3.1                 Articles of Incorporation of XXYY, Inc.
                    (incorporated under Nevada)

3.2                 Bylaws of XXYY, Inc.

10.1                Global Settlement Agreement


                          Signature

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) XXYY, Inc.

Date August 10, 2001



By:  /s/ Sherry Reissig
     Sherry Reissig, President